================================================================================
As filed  with the  Securities  and  Exchange  Commission  on  August  10,  1998
                                             Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                               EGAN SYSTEMS, INC.
               --------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                                              13-3250816
----------------------------                           -------------------------
(State or other jurisdiction                                (IRS Employer
    of incorporation)                                    Identification No.)

        1501 Lincoln Avenue, Holbrook, NY                           11741
      --------------------------------------                     ------------
     (Address of Principal Executive Offices)                     (Zip Code)


                           STOCK ISSUANCE PURSUANT TO
                            CONSULTING AGREEMENT WITH
                            SHIPWRIGHT ASSETS LIMITED
                           FORBES INVESTMENTS, LIMITED
                            METROLINK HOLDINGS, LTD.
                                    FSC, LTD.
                            -------------------------
                            (Full title of the plan)


                                    Copy to:
                                 Hank Vanderkam
                               Vanderkam & Sanders
                               440 Louisiana, #475
                              Houston, Texas 77002
                                 (713) 547-8900
                           --------------------------
                          (Name, address and telephone
                          number of agent for service)


Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                   Proposed maximum     Proposed maximum       Amount of
   Title of securities           Amount to be     offering price per   aggregate offering   registration
    to be registered             registered            share (1)             price              fee
   -----------------             ------------    -------------------- -------------------  -------------
Common Stock, $.05 par value      1,000,000            $1.60             $1,600,000           $472.00
=========================================================================================================


(1) Calculated in accordance with Rule 457(h) solely for the purpose of determining the registration fee.


================================================================================

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION

     Information required by Item 1 is included in documents sent or given to the consultants as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Information required by Item 2 is included in documents sent or given to the consultants as specified by Rule 428(b)(1) of the Securities Act.

                              CROSS REFERENCE SHEET
                    FOR PROSPECTUS TO BE USED FOR REOFFERS OF
                      SHARES OF COMMON STOCK BY AFFILIATES

                               EGAN SYSTEMS, INC.
                              --------------------


    Registration Statement
       Item and Heading                                  Prospectus Heading
    ----------------------                               -------------------

1. Forepart of the Registation Statement and Outside
   Front Cover Page of Prospectus.....................  Cover Page

2. Inside Front and Outside Back Cover Pages of
   Prospectus.........................................  Available  Information;
                                                        Incorporation of Certain
                                                        Documents by Reference

3. Summary Information, Risk Factors and Ratio of
   Earnings to Fixed Charges..........................  General Information

4. Use of Proceeds....................................  Use of Proceeds

5. Determination of Offering Price...................   Not applicable

6. Dilution..........................................   Not applicable

7. Selling Security Holders..........................   Selling Shareholders

8. Plan of Distribution..............................   Plan of Distribution

9. Description of Securities to be Registered........   Not applicable'

10.Interests of Named Experts and Counsel............   Legal Matters

11.Material Changes..................................   Not applicable

12.Incorporation of Certain Information by Reference.   Incorporation of Certain
                                                        Documents by Reference

13.Disclosure of Commission Position on Indemnification
   For Securities Act Liabilities....................   Not applicable

PROSPECTUS




                                1,000,000 Shares
                               EGAN SYSTEMS, INC.

                                  Common Stock
                                 $.05 par value
                           --------------------------



     This Prospectus relates to the reoffer and resale by various persons (the "Selling Shareholders") of shares (the "Shares") of Common Stock, $.05 par value (the "Common Stock") of EGAN SYSTEMS, INC. (the "Company") that were issued by the Company to the Selling Shareholders pursuant to Consulting Agreements with the Company. The offer and sale of the Shares by the Selling Shareholders is registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement, of which this Prospectus forms a part. The Shares are being reoffered and resold for the account of the Selling
Shareholders and the Company will not receive any of the proceeds from the resale of the Shares.

     The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time on the OTC Bulletin Board ("Bulletin Board"), or in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution." The Selling Shareholders bear all expenses in connection with the preparation of this Prospectus.

     The Common Stock of the Company is traded on the Bulletin Board under the symbol "EGNS". On August 7,1998, the last reported price of the Common Stock on the Bulletin Board was $____.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ________________________


                  The date of this Prospectus is August 7, 1998

                                TABLE OF CONTENTS

Available Information......................................       2
Incorporation of Certain Documents by Reference............       3
General Information........................................       3
Selling Shareholders.......................................       4
Plan of Distribution.......................................       4
Legal Matters..............................................       4



                              Available Information

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, Washington, D.C. 20549 or at the Commissioner's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C. at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-KSB for the year-ended December 31, 1997, and the description of securities included in Form 8-A declared effective by the Commission on April 30, 1987 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part (excluding exhibits to such documents unless specifically incorporated by reference). Requests for such copies should be directed to Mr. Edward J. Egan, 1501 Lincoln Avenue, Holbrook, New York 11741, (516) 588-8000.

                                ---------------

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or represenations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                               GENERAL INFORMATION

     The Company is engaged in the business of developing, selling and supporting computer software products, particularly products related to the COBOL computer language. The Company's main business has been, and continues to be, the creation and sale of COBOL language dialects that permit programs written in heretofore proprietary versions of COBOL to move (migrate) to inexpensive high performance systems available from a variety of suppliers without the need to rewrite the programs. Egan Systems is focused on the substantial opportunities presented by the downsizing or rightsizing of computer systems employing the COBOL computer language.

     With the acquisition of Envyr Corp. in 1988, the Company introduced its first software product. This product, a combined hardware and software solution called ICHost, permitted programs written in Data General's proprietary Interactive COBOL to run on inexpensive MS-DOS PC's without any conversion or rewrite. The Companys' ICHost software, when installed on a single PC running the popular MS-DOS operating system from Microsoft, will permit up to 129 individuals to simultaneously employ programs written in COBOL on inexpensive "dumb" terminals connected to the PC via three wire serial lines.

     The Company is also a distributor of Interactive & COBOL products.

     The Company's executive offices are located at 1501 Lincoln Avenue, Holbrook, New York, New York 11741.

     The Company will receive the services of the consultants in developing markets for the Company's services in Asia. The Company will not, however, receive any of the proceeds from the reoffer and resale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     This Prospectus relates to the reoffer and resale of the following Shares issued to the following consultants of the Company (the "Selling Shareholders").

          Name                                     Number of Shares to be Resold
------------------------------                     -----------------------------
Shipwright Assets Limited                                   300,000
Forbes Investments, Limited                                 300,000
Metrolink Holdings, Ltd.                                    200,000
FSC, Ltd.                                                   200,000


                              PLAN OF DISTRIBUTION

     It is anticipated that all of the Shares will be offered by the Selling Shareholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions. The Selling Shareholders have advised the Company that they are not parties to any agreements, arrangement or understandings as to such sales.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Vanderkam & Sanders, Houston, Texas.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following  documents filed with the Securities and Exchange  Commission
(the   "Commission")  are  incorporated  by  reference  into  this  Registration
Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

     (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above.

     (c) The description of securities included in Form 8-A declared effective by the Commission on April 30, 1987.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law confers authority on Delaware corporations to indemnify their officers, directors, employees, agents and fiduciaries of employee benefit plans and those persons serving at the request of the corporation as a director, officer, employee or agent of another enterprise against certain costs of litigation for suits brought by persons other than the corporation itself. A corporation is authorized to indemnify covered individuals against expenses including attorneys fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding. The sole statutory condition to indemnification is that the indemnitee have acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interest of the corporation. With the respect to any criminal action or proceeding, he must have no reasonable cause to believe such action was unlawful. Whether such a person is entitled to indemnification is to be determined by a majority vote of a disinterested quorum of directors; or if such quorum is not obtainable, or even if obtainable, by a quorum of disinterested directors or by independent legal counsel in a written opinion, or by the stockholders. The corporation has not incorporated any other indemnification provisions in either its articles of incorporation, its by-laws, or in any employment contracts with its officers and/or directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8. EXHIBITS

     4.1  Consulting Agreement with Shipwright Assets Limited

     4.2  Consulting Agreement with Forbes Investments, Limited

     4.3  Consulting Agreement with Metrolink Holdings Ltd.

     4.4  Consulting Agreement with FSC, Ltd.

     5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered

     23.1 Consent of Vanderkam & Sanders (included in Exhibit 5.1)

     23.2 Consent of Patrusky, Mintz & Semel

ITEM 9. UNDERTAKINGS

     (a)  The registrant hereby undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      11-2

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holbrook, State of New York on the 7th day of August, 1998.

                                               EGAN SYSTEMS, INC.


                                               By: /s/ Edward J. Egan
                                                  ---------------------------
                                                   EDWARD J. EGAN, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signatures              Title                                    Date
     -----------             -------                                  ------


/s/ Edward J. Egan
---------------------   Chairman of the Board, President,         August 7, 1998
EDWARD J. EGAN          Chief Executive Officer, Treasurer
                        and Director (Principal Executive
                        Officer and Principal Financial and
                        Accounting Officer)


---------------------   Secretary and Director                     August_, 1998
BARBARA JEAN SCHULTZE


/s/ Jack Laskin
---------------------   Director                                  August 7, 1998
JACK LASKIN


/s/ Ralph Jordan
--------------------    Director                                  August 7, 1998
RALPH JORDAN

                                  EXHIBIT INDEX


Exhibit No.                   Description                               Page No.
-----------                   -----------                               --------

  4.1      Consulting Agreement with Shipwright Assets Limited...........    E-3

  4.2      Consulting Agreement with Forbes Investments, Limited.........   E-11

  4.3      Consulting Agreement with Metrolink Holdings, Ltd.............   E-19

  4.4      Consulting Agreement with FSC, Ltd............................   E-27

  5.1      Opinion and consent of Vanderkam & Sanders re: the legality
           of the shares being registered................................   E-35

  23.1     Consent of Vanderkam & Sanders (included in Exhibit 5.1)......   E-37

  23.2     Consent of Patrusky, Mintz & Semel............................   E-38